Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Fourth Quarter and Full Fiscal Year 2023 Financial Results

Mitchel Field, NY, July 13, 2023 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three- and twelve-month periods of fiscal year 2023, ended April 30, 2023, of approximately $13.0 million and $40.8 million, respectively, compared to revenues of $10.2 million and $48.3 million, respectively, for the same periods of fiscal year 2022, ended April 30, 2022. Operating income for the fourth quarter of fiscal year 2023 was $392,000 compared to an operating loss of $5.9 million for the same period of fiscal year 2022. Operating loss for the twelve months ended April 30, 2023 was $4.7 million compared to an operating loss of $8.0 million for the twelve months ended April 30, 2022. Net income for the three months ended April 30, 2023 was $246,000 or $0.03 per diluted share and net loss for the twelve months ended April 30, 2023 was $5.5 million or ($0.59) per diluted share, compared to net loss of $6.8 million or ($0.74) per diluted share for the three months ended April 30, 2022 and net loss of $8.7 million or ($0.93) per diluted share for the twelve months ended April 30, 2022.

FEI President and CEO, Tom McClelland commented, “In the fourth quarter of fiscal year 2023 we continued to see the results of the cost cutting efforts and management reorganization which has taken place over the last year. Revenue and gross margin have increased substantially for the six-month period ended April 30, 2023 compared to the six-month period ended October 31, 2022, as well as in comparison to the same period in fiscal year 2022; and the Company is reporting an operating profit for the second half of fiscal year 2023. FEI’s backlog at fiscal year 2023 end is at a decade high, and several historically large satellite programs are anticipated during the next six months, substantiating our confidence in the growth of our primary markets. Both commercial and government satellite businesses continue to show signs of sustained double-digit growth going forward. Continued vigilance is required to navigate the challenging economic and geopolitical environment, but we are nonetheless confident that we are progressing in a positive direction, and look forward to continued improvement in operating results. The Company is committed to moving towards sustained profitability and cash generation going forward. Further, we remain debt free with a strong balance sheet to fund future growth opportunities.”

Fiscal Year 2023 Selected Financial Metrics and Other Items

-

Thomas McClelland was appointed interim President and CEO of the Company on July 8, 2022 and permanent President and CEO on January 17, 2023. Under his leadership the Company’s performance has improved significantly during the six months ended April 30, 2023, as compared to the six months ended October 31, 2022. Therefore, the Company believes the performance improvement for fiscal year 2023 is best conveyed by comparing the results of the second half of fiscal year 2023 to the first half of fiscal year 2023, as well as year over year.

-

For the six months ended April 30, 2023, revenue was approximately $23.6 million compared to $17.2 million for the first six months of fiscal year 2023, an increase of $6.5 million or 38%. Additionally, gross margin percentage significantly increased. For the six months ended April 30, 2023, gross margin percentage was 32% compared to 2% for the first six months of fiscal year 2023. Finally, operating income was $717,000 for the second half of fiscal year 2023 compared to an operating loss of $5.4 million in the first half of fiscal year 2023.

-

For the three and twelve months ended April 30, 2023, revenues from satellite payloads were approximately $5.1 million, or 39%, and $17.9 million, or 44%, respectively, of consolidated revenues compared to approximately $5.2 million, or 51%, and $26.1 million, or 54%, respectively, for the same periods of the prior fiscal year.

-

For the three and twelve months ended April 30, 2023, revenues for non-space U.S. Government/DOD customers were approximately $7.3 million, or 56%, and $20.3 million, or 50%, respectively, of consolidated revenues compared to approximately $4.7 million, or 46%, and $19.6 million, or 41%, respectively, for the same periods of the prior fiscal year.

-

For the three and twelve months ended April 30, 2023, revenues from other commercial and industrial sales accounted for approximately $564,000, or 4%, and $2.6 million, or 6%, respectively, of consolidated revenues compared to approximately $249,000, or 3%, and $2.6 million, or 5%, respectively, for the same periods of the prior fiscal year.

-	Cash and cash equivalents at April 30, 2023 was $12.0 million compared to $11.6 million at April 30, 2022, an almost $500,000 increase.

-	Net cash provided by operating activities was approximately $1.2 million and $4.0 million for fiscal years ended April 30, 2023 and 2022, respectively.

-	Backlog at April 30, 2023 was approximately $56 million compared to $40 million at April 30, 2022. The ending backlog at April 30, 2023 represents the highest backlog in over 10 years.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, July 13, 2023, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-506-0062. International callers may dial 1-973-528-0011. Callers should provide participant access code: 782267 or ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 48702). Subsequent to that, the call can be accessed via a link available on the Company’s website through October 12, 2023.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing (“SAASM”) capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Forward-Looking Statements

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the risks associated with health epidemics and pandemics, including the COVID-19 pandemic and similar outbreaks, such as their impact on our financial condition and results of operations and on our ability to continue manufacturing and distributing our products, and the impact of health epidemics and pandemics on general economic conditions, including any resulting recession, our inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, reliance on key customers, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, other supply chain related issues, increasing costs for materials, operating related expenses, competitive developments, changes in manufacturing and transportation costs, the availability of capital, the outcome of any litigation and arbitration proceedings, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended April 30, 2022, filed on July 14, 2022 and December 20, 2022, respectively, with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information:  Dr. Thomas McClelland, President and Chief Executive Officer;

       Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000          WEBSITE:         www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	April 30,		April 30,
	(unaudited)		(unaudited)
	2023	2022	2023	2022
Revenues	$13,004	$10,161	$40,777	$48,296
Cost of Revenues	8,965	12,953	32,928	39,697
Gross Margin	4,039	(2,792)	7,849	8,599
Selling and Administrative	2,989	2,026	9,372	11,662
Research and Development	658	1,114	3,149	4,975
Operating income (loss)	392	(5,932)	(4,672)	(8,038)
Interest and Other, Net	(78)	(919)	(755)	(624)
Income (loss) before Income Taxes	314	(6,851)	(5,427)	(8,662)
Provision (benefit) for Income Taxes	68	(3)	74	1
Net income (loss)	$246	$(6,848)	$(5,501)	$(8,663)

Net income (loss) per share:
Basic and diluted income (loss) per share	$0.03	$(0.74)	$(0.59)	$(0.93)

Weighted average shares outstanding
Basic and Diluted	9,366	9,292	9,337	9,266

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2023	April 30, 2022
	(unaudited)
ASSETS
Cash, Cash Equivalents & Marketable Securities	$12,049	$21,525
Accounts Receivable, net	4,622	4,291
Contract Assets	10,009	8,857
Inventories, net	20,526	19,906
Other Current Assets	1,101	1,431
Property, Plant & Equipment, net	7,093	8,564
Other Assets	11,714	11,381
Right-of-Use Assets – Operating Leases	7,382	8,805
	$74,496	$84,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease Liability - current	$1,753	$1,744
Contract Liabilities	18,586	11,098
Other Current Liabilities	6,942	9,019
Other Long-term Obligations	8,446	8,858
Operating Lease Liability – non-current	5,883	7,353
Stockholders’ Equity	32,886	46,688
	$74,496	$84,760